Exhibit 99.1  Capital City Bank Group, Inc.'s Press Release, dated
              July 27, 2006



[CCBG LOGO]
Corporate Headquarters
217 North Monroe Street                                          News Release
Tallahassee, FL 32301                     For Immediate Release July 27, 2006

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                                                     For Information Contact:
                                                           J. Kimbrough Davis
                         Executive Vice President and Chief Financial Officer
                                                                 850.671.0610


                     Capital City Bank Group, Inc.
       Reports Second Quarter Earnings of $0.44 per Diluted Share,
                  Consistent With Same Period in 2005

TALLAHASSEE, Fla. --

HIGHLIGHTS

* Quarterly earnings totaled $8.3 million, an increase of 5.7% over the second quarter of 2005. On a per share basis, earnings per diluted share of $0.44 were consistent with the comparable period in 2005.

* Strong growth in operating revenues reflective of an 11.3% improvement in net interest income and a 16.3% increase in noninterest income.

* Improvement in net interest margin as reflected by a 31 basis point increase over the second quarter of 2005 and 13 basis points over the first quarter of 2006 - net interest margin of 5.38% continues to significantly exceed peer group.

* Continued strong credit quality as reflected by a nonperforming asset ratio of .28% and an annualized net charge-off ratio of .03%.

*  Well-capitalized with a risk based capital ratio of 13.92%.




EARNINGS HIGHLIGHTS

                                                            Three Months Ended             Six Months Ended
                                                     --------------------------------    --------------------
                                                     June 30,    March 31,   June 30,    June 30,    June 30,
(Dollars in thousands, except per share data)          2006        2006        2005        2006        2005
-------------------------------------------------------------------------------------------------------------
EARNINGS
Net Income                                           $ 8,315       7,421       7,868      15,736      14,245
Diluted Earnings Per Common Share                       0.44        0.40        0.44        0.84        0.80
-------------------------------------------------------------------------------------------------------------
PERFORMANCE
Return on Average Equity                               10.56%       9.66       11.35       10.12       10.66
Return on Average Assets                                1.28        1.16        1.28        1.22        1.21
Net Interest Margin                                     5.38        5.25        5.07        5.31        4.99
Noninterest Income as % of Operating Revenue           31.69       30.93       30.75       31.32       30.89
Efficiency Ratio                                       66.23       67.20       63.56       66.70       65.23
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CAPITAL ADEQUACY
Tier 1 Capital Ratio                                   12.99%      13.00       11.96       12.99       11.96
Total Capital Ratio                                    13.92       13.94       12.91       13.92       12.91
Leverage Ratio                                         10.35       10.34        9.28       10.35        9.28
Equity to Assets                                       11.56       11.63       11.23       11.56       11.23


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


                                                            Three Months Ended             Six Months Ended
                                                     --------------------------------    --------------------
                                                     June 30,    March 31,   June 30,    June 30,    June 30,
(Dollars in thousands, except per share data)          2006        2006        2005        2006        2005
-------------------------------------------------------------------------------------------------------------
ASSET QUALITY
Allowance as % of Non-Performing Loans                325.80%     330.70      289.12      325.80      289.12
Allowance as a % of Loans                               0.84        0.84        0.85        0.84        0.85
Net Charge-Offs as % of Average Loans                   0.03        0.16        0.08        0.09        0.08
Nonperforming Assets as % of Loans and ORE              0.28        0.28        0.30        0.28        0.30
-------------------------------------------------------------------------------------------------------------
STOCK PERFORMANCE
High                                                 $ 35.39       37.97       33.46       37.97       33.60
Low                                                    29.51       33.79       28.02       29.51       28.02
Close                                                $ 30.20       35.55       32.32       30.20       32.32
Average Daily Trading Volume                          27,302      15,281      23,792      21,387      22,442
-------------------------------------------------------------------------------------------------------------




Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported earnings for the second quarter of 2006 totaling $8.3 million, or $0.44 per diluted share. This compares to $7.9 million, or $0.44 per diluted share, in the second quarter of 2005. Results include the impact of the acquisition of First National Bank of Alachua in May 2005. The Return on Average Assets was 1.28% and the Return on Average Equity was 10.56%, compared to 1.28% and 11.35%, respectively, for the comparable period in 2005.

The increase in dollar earnings was primarily attributable to an increase in operating revenues (net interest income plus noninterest income) of $5.0 million, or 12.8%, and a decrease in the loan loss provision of $0.3 million, or 68.8%, partially offset by an increase in noninterest expense of $4.5 million, or 16.8%, and income taxes of $0.4 million, or 8.7%. The increase in operating revenues is reflective of an 11.3% increase in net interest income and a 16.3% increase in noninterest income. The increase in net interest income is attributable to earning asset growth and an improving net interest margin. Growth in noninterest income was driven primarily by higher deposit service charge fees. The lower loan loss provision is reflective of a lower level of required reserves. Higher expense for compensation, occupancy, advertising, and intangible amortization were the primary reasons for the increase in noninterest expense.

William G. Smith, Jr., Chairman, President and CEO, stated, "Second quarter earnings were in line with our expectations. Capital City's short duration asset portfolios have responded extremely well to rising interest rates boosting our net interest margin to 5.38%, 13 basis points higher than the first quarter of 2006. Growth in our loan portfolio did not meet expectations, but the higher interest rate environment and favorable repricing variances more than compensated for the short-fall in loan growth. We continue to evaluate expansion opportunities and are excited about our plans to open three new offices in existing markets during the second half of 2006."

Tax equivalent net interest income in the second quarter increased $3.2 million, or 11.7%, compared to the second quarter of 2005, due to earning asset growth, strong loan growth for the second half of 2005 in existing markets, and improvement in the net interest margin. The net interest margin increased 31 basis points from the second quarter of 2005 to a level of 5.38%, attributable to a 103 basis point improvement in earning asset yields partially offset by higher cost of funds of 72 basis points. The higher rate environment resulted in a favorable repricing spread and higher yield on new loan production. Both earning asset yields and funding costs increased during the second quarter as compared to the first quarter of 2006, but the net interest margin improved by 13 basis points.

Provision for loan losses of $0.1 million for the quarter was $0.3 million lower than the second quarter of 2005 due to a lower level of required reserves per the analysis of the allowance for loan losses at quarter-end. Net charge-offs totaled $0.1 million, or .03%, of average loans for the quarter compared to $0.4 million, or .08%, for the second quarter of 2005. At quarter-end, the allowance for loan losses was .84% of outstanding loans and provided coverage of 326% of nonperforming loans.

Noninterest income increased $2.0 million, or 16.3%, from the second quarter of 2005 primarily due to higher deposit service charge fees, retail brokerage fees, and card processing fees. The increase in deposit service charge fees is due to the growth in deposit accounts reflective of acquisitions and strong deposit growth that has resulted from the Company's "Absolutely Free" checking products. The improvement in retail brokerage fees is due to an increase in sales force which has increased sales production. Card processing fees were driven higher by increased transaction volume for merchant services and increased bank card activity.


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Noninterest expense grew by $4.5 million, or 16.8%, compared to the second quarter of 2005. Higher expense for compensation, occupancy, advertising, and intangible amortization were the primary reasons for the increase. The increase in compensation was driven by higher associate salaries, reflecting the integration of associates from the Alachua acquisition in late May 2005, and higher associate benefit cost, primarily pension, insurance, and stock-based compensation. The increase in occupancy was driven by higher expense for depreciation, maintenance/repair, and utilities, primarily attributable to the increase in the number of banking offices. Advertising expense increased consistent with the expansion of the Company's "Absolutely Free" product offerings. The increase in intangible amortization is primarily reflective of core deposit amortization from the May 2005 acquisition.

Average earning assets for the quarter increased $108.3 million, or 5.0%, over the comparable quarter in 2005. The increase in earning assets is primarily reflective of an increase in average loans reflective of the late May 2005 acquisition and strong loan production in existing markets in the second half of 2005.

Nonperforming assets of $5.8 million decreased from the second quarter of 2005 by $.5 million and represented .28% of total loans and other real estate at quarter-end. This compares to .30% and .28%, respectively for the second quarter of 2005 and first quarter of 2006. The decrease in the level of nonperforming assets is due to a decrease in nonaccrual loans primarily reflective of the resolution of a large problem loan in the third quarter of 2005.

Average total deposits increased $115.6 million, or 6.0%, from the second quarter of 2005 driven by a $164.0 million increase in nonmaturity deposits partially offset by a $19.1 million decrease in savings deposits and $29.3 million decrease in certificates of deposit. The increase in nonmaturity deposits is reflective of the May 2005 acquisition and strong growth in balances related to "Absolutely Free" deposit products, and the Company's Cash Power money market account product.

The Company ended the second quarter with approximately $35.7 million in average net overnight funds sold as compared to $13.0 million net overnight funds purchased in the second quarter of 2005. The significant improvement is due primarily to the aforementioned deposit growth.


Supplemental Materials
Additional financial, statistical and business related information, as well as business financial trends, relating to the second quarter results, are available in the Investor Relations section on the Company's internet website at www.ccbg.com.


About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest financial services companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices, four mortgage lending offices, and 79 ATMs in Florida, Georgia and Alabama. In 2006, Mergent, Inc., a leading provider of information on publicly traded companies, named the Company as a Dividend Achiever, a list of public companies that have increased their regular cash dividends for at least 10 consecutive years. Of all publicly traded U.S. companies that pay dividends, less than three percent made this list. Capital City Bank Group, Inc. was also named to this list in 2005. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.


FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this press release that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations, which are subject to a number of uncertainties and risks.
These uncertainties and risks could cause future results of Capital City Bank Group, Inc. (the "Company") to differ materially from those anticipated by such statements. The following factors, among others, could cause the Company's actual results to differ from those set forth in these forward-looking statements: the Company's ability to integrate the business and operations of companies and banks that it has acquired, and those it may acquire in the future; strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; effects of harsh weather conditions, including hurricanes; inflation, interest rate, market and monetary fluctuations; effect of changes in the stock market and other capital markets; legislative or regulatory changes; willingness of customers to accept third-party products and services for the Company's products and services and vice versa; changes in the securities and real estate markets; increased competition and its effect on pricing; technological changes; changes in monetary and fiscal policies of the U.S. government; changes in consumer spending and savings habits; growth and profitability of the Company's noninterest income; changes in accounting principles, policies, practices or guidelines; other risks described from time to time in the Company's filings with the Securities and Exchange Commission; and the Company's ability to manage the risks involved in the foregoing. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the Company's other filings with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


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